UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

O2Diesel Corporation

(Exact name of Registrant as specified in its charter)

Washington
(State of Incorporation or Organization)

91-2023525
(I.R.S. Employer Identification No.)

100 Commerce Drive
Suite 301
Newark, Delaware 19713
(Address of Principal Executive Offices)

                        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered:	each class is to be so registered:

Common Stock	American Stock Exchange
$0.0001 par value

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable

Item 1. Description of Registrant’s Securities to be Registered

     This registration statement relates to the common stock, par value $0.0001 per share (“Common Stock”), of O2Diesel Corporation, a Washington corporation (the “Corporation”) which is to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and listed on the American Stock Exchange. The shares are currently registered under Section 12(g) of the Exchange Act.

     The information required in response to this Item with respect to the Common Stock is set forth under the caption “Description of Securities” in the Corporation’s Registration Statement on Form SB-2, Registration No. 333-40528, filed with the Securities and Exchange Commission on June 30, 2000, as amended (the “Registration Statement”). Such information is hereby incorporated herein by reference in its entirety. The authorized capital stock of the Corporation consists of 120,000,000 shares: 100,000,000 shares of Common Stock, and 20,000,000 shares of preferred stock having a par value of $0.0001 per share (the “Preferred Stock”). The Preferred Stock is designated as Series A 0% Convertible Preferred Stock (“Series A Preferred Stock”) and Series B 0% Convertible Preferred Stock, par value $0.0001 (“Series B Preferred Stock”). The Corporation has outstanding 800,000 shares of Series A Preferred Stock and 750,000 shares of Series B Preferred Stock.

Item 2. Exhibits

3.1	Provisions of the Articles of Incorporation of O2Diesel Corporation defining the rights of security holders, incorporated herein by reference to Exhibit 3.1 to the Corporation’s Registration Statement on Form SB-2 dated June 30, 2000, as amended September 19, 2000, November 3, 2000 and December 22, 2000.

3.2	Provisions of the Certificate of Designation of the Rights and Preferences of Series A 0% Convertible Preferred Stock of O2Diesel Corporation defining the rights of security holders, incorporated herein by reference to Exhibit 99.1 to the Corporation’s current report on Form 8-K dated March 12, 2004.

3.3	Provisions of the Certificate of Designation of the Rights and Preferences of Series B 0% Convertible Preferred Stock of O2Diesel Corporation defining the rights of security holders, incorporated herein by reference to Exhibit 99.3 to the Corporation’s annual report on Form 10-KSB dated March 30, 2004.

3.4	Provisions of the Bylaws of O2Diesel Corporation defining the rights of security holders, incorporated herein by reference to Exhibit 3.2 to the Corporation’s Registration Statement on Form SB-2 dated June 30, 2000, as amended September 19, 2000, November 3, 2000 and December 22, 2000.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 23, 2004	O2DIESEL CORPORATION

By /s/ Alan Rae

Alan Rae
Chief Executive Officer